Exhibit 23.1 Consent of KPMG:



KESTRA LIMITED

We consent to the inclusion of our report dated April 6, 1999, with respect to the consolidated balance sheet of Kestra Limited and subsidiaries as of July 31, 1998, and the related consolidated statements of earnings, shareholders' equity, and cash flows for the year ended July 31, 1998, which report appears in the Form 8-K of Cyberoptics Corporation dated June 21, 1999.

Yours sincerely




KPMG